Exhibit 10.2

AMENDMENT TO THE

UNITEDHEALTH GROUP INCORPORATED

2002 STOCK INCENTIVE PLAN

WHEREAS, UnitedHealth Group Incorporated (the “Company”) maintains the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”);

WHEREAS, Section 7(a) of the Plan permits the Board of Directors to amend the Plan at any time; and

WHEREAS, the Company wishes to amend the terms of the Plan, effective as of December 31, 2008, to comply with the final regulations for Internal Revenue Code 409A.

NOW THEREFORE, the Plan is amended, effective December 31, 2008, by adding the new Section 9(k) to read as follows: “(k) Section 409A Requirements. Notwithstanding anything to the contrary in this Plan or any Award agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan and any Award:

(i) For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4).

(ii) If the Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of Participant’s “separation from service” (as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder) and any amount that would be paid to Executive during the six-month period following such separation from service constitutes a deferral of compensation (within the meaning of Section 409A), such amount shall not be paid to the Participant until the later of (i) six months after the date of Participant’s separation from service, and (ii) the payment date or commencement date specified in the Plan for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Participant dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to Participant in a single lump sum and thereafter all payments shall be made as if there had been no such delay.

(iii) It is intended that any amounts payable under this Plan shall either be exempt from Section 409A of the Code or shall comply with Section 409A of the Code (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The Plan shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Company and/or any of its affiliates be liable for any tax, interest or penalties that may be imposed on any Participant (or any Participant’s estate) under Section 409A of the Code. Neither the Company and/or any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant (or any Participant’s estate) harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.